Exhibit 99.1

KINDER MORGAN CANADA LIMITED DECLARES DIVIDEND AND ANNOUNCES RESULTS FOR THIRD QUARTER OF 2018
Closes on Trans Mountain Sale and Proposes Distribution of Proceeds as a Return of Capital

CALGARY, ALBERTA, October 17, 2018 - The Kinder Morgan Canada Limited (TSX: KML) board of directors has declared a dividend for the third quarter of 2018 of $0.1625 per restricted voting share ($0.65 annualized), payable on November 15, 2018, to restricted voting shareholders of record as of October 31, 2018. KML's restricted voting share dividends are eligible dividends for Canadian income tax purposes.
"KML's strategic infrastructure operations across western Canada had a strong third quarter, underpinned by multi-year take-or-pay contracts with high quality customers and stable cash flows," said KML Board Chairman and CEO Steve Kean.  KML reported third quarter net income (from continuing and discontinued operations) of $1,349.4 million, up from $42.4 million in the third quarter of 2017, primarily due to the $1,308.0 million gain, net of tax, on the sale of the Trans Mountain pipeline system. Distributable cash flow (DCF) was $80.6 million, up by 4 percent compared to the comparable prior year period. DCF for the quarter benefited from greater contributions from both the Pipelines and Terminals segments for the two months before the sale of Trans Mountain versus the same period in 2017, as well as interest income on the deposited proceeds from the sale of Trans Mountain, partially offset by the payment of preferred share dividends and the loss of September 2018 earnings from Trans Mountain.
In the third quarter, KML generated earnings per restricted voting share from continuing and discontinued operations, including gain on the sale of Trans Mountain, of $0.05 and $3.78, respectively. KML produced DCF of $0.230 per restricted voting share relative to our declared $0.1625 per restricted voting share dividend, resulting in $7.1 million of excess DCF coverage above the company's dividend.

Overview of Business Segments
"Earnings in our Terminals segment were roughly flat compared to the third quarter of 2017, while Pipeline segment earnings were down as a result of the Trans Mountain sale.  Contributions from our Edmonton-area terminals were slightly higher than the third quarter of 2017, driven by our new Base Line Terminal joint venture, where all tanks are now in service, as well as higher rates on re-contracted tank leases at our North 40 and Edmonton South terminals,” noted John Schlosser, KML President.  “These increased contributions were partially offset by tank lease costs at our Edmonton South Terminal following the sale of Trans Mountain and the expiration of a third party rail terminaling contract at our Edmonton Rail Terminal joint venture. Contributions from our Vancouver Wharves facility were lower compared to the third quarter of 2017 with earnings negatively impacted by lower fertilizer and agricultural product volumes as well as higher labor costs."

Sale of Trans Mountain and Proposed Return of Capital
On August 31, 2018, the Trans Mountain pipeline system and expansion project were indirectly acquired by the Government of Canada through Trans Mountain Corporation (a subsidiary of the Canada Development Investment Corporation) for cash consideration of approximately $4.43 billion, which is the contractual purchase price of $4.5 billion net of a preliminary working capital adjustment. The sale price is subject to a customary final true up of the estimated working capital calculation as provided in the purchase agreement.
Shortly after closing and as previously announced, the KML board unanimously voted to distribute the net proceeds from the sale, after capital gains taxes, customary purchase price adjustments and repayment of KML debt, as a return of capital to shareholders. The return of capital to holders of KML's restricted voting shares is expected to be approximately $1.2 billion or approximately $11.40 per restricted voting share. To facilitate the return of capital and provide flexibility for dividends going forward, KML will seek voting shareholder approval to reduce the stated capital of KML's restricted voting shares by $1.45 billion. The KML board also approved a proposal to effect a consolidation or "reverse stock split" of our Restricted Voting Shares and Special Voting Shares on a one-for-three basis (three shares consolidating to one share).
The proposals will be voted on at a special meeting of KML shareholders currently scheduled to be held on November 29, 2018. Subject to the shareholders' approval of these proposals and the KML board's subsequent confirmation of the return of capital, the anticipated payment date for the proposed return of capital is expected to be January 3, 2019, with the reverse stock split to occur a few days thereafter. KML will issue a press release confirming the amount of the return of capital and the associated record and payment dates shortly after the shareholders meeting.

2018 Outlook
For the fourth quarter, representing the first full quarter without Trans Mountain earnings but with nearly a full quarter of Base Line Terminal earnings, KML anticipates that the remaining assets in the Pipelines and Terminals segments will generate Adjusted EBITDA of $50 million to $55 million. KML expects the one-for-three stock split to be effective prior to the declaration of the dividend for the fourth quarter of 2018 and expects to pay a dividend of $0.1625 per split-adjusted restricted voting share. KML does not anticipate the proposed return of capital or reverse split to have any impact on the outstanding preferred shares of KML or dividends payable thereon.

Other News
Corporate
KML's board of directors declared a dividend of $0.328125 per Series 1 Preferred Share ($1.3125 annualized) and $0.3250 per Series 3 Preferred Share ($1.30 annualized), each payable on November 15, 2018 to Series 1 and Series 3 preferred shareholders of record as of the close of business on October 31, 2018. KML's preferred share dividends are eligible dividends for Canadian income tax purposes.
Upon the closing of the Trans Mountain transaction, KML's temporary credit facilities were terminated and replaced with a 4-year $500 million unsecured credit facility to be used for working capital purposes.

Terminals
Construction of all major facilities at the Base Line Terminal in Edmonton, Alberta, Canada, is materially complete, with the final tanks placed in service in the third and early fourth quarters of this year, slightly ahead of schedule. The 12-tank, 4.8 million barrel facility is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers. The 50-50 joint venture crude oil merchant storage terminal developed by KML and Keyera Corp. is expected to be completed under budget, with Kinder Morgan investing approximately $373 million.
Permitting efforts continue on the distillate storage expansion project at KML’s Vancouver Wharves terminal in North Vancouver, British Columbia. The $43 million capital project includes the construction of two new distillate tanks with combined storage capacity of 200,000 barrels and enhancements to the railcar unloading capabilities. The project is supported by a 20-year initial term, take-or-pay contract with an affiliate of a large, international integrated energy company and is expected to be placed in service in the first quarter of 2021.

About Kinder Morgan Canada Limited (TSX: KML). KML manages and is the holder of an approximately 30 percent minority interest in a portfolio of strategic energy infrastructure assets across Western Canada. Kinder Morgan, Inc. (NYSE: KMI) holds an approximately 70 percent majority voting interest in KML and a corresponding 70 percent economic interest in KML's business and assets.  KML focuses on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of Western Canada. We strive to promote shareholder value by increasing utilization of our existing assets while controlling costs and operating in a safe and environmentally responsible way.  For more information visit kindermorgancanadalimited.com

Please join KMI and KML at 4:30 p.m Eastern Time on Wednesday, October 17, 2018, at www.kindermorgan.com for a LIVE webcast conference call that will include a discussion of KML’s third quarter earnings.

Important Information Relating to Forward-Looking Statements
This news release includes "forward-looking information," "financial outlook," and "forward-looking statements" within the meaning of applicable securities laws (forward-looking statements). Forward-looking statements in this news release include statements, express or implied, concerning, without limitation: the proposed return of capital and associated reduction in stated capital and the reverse stock split, including the expected timing and expected impact on KML preferred shareholders; the Base Line Terminal and Vancouver Wharves expansion projects, including completion or potential termination of such projects, anticipated costs, scheduling and in-service dates, future benefits and utilization, anticipated project returns and the impacts of such projects; KML's expected Adjusted EBITDA and DCF for the fourth quarter of 2018 and expected debt at the end of 2018; and anticipated dividends and the intended payment thereof. Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions. Any financial outlook or other forward-looking statements provided in this news release have been included for the purpose of providing information relating to management’s current expectations and plans for the future, are based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events and future results of operations may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results, including the ability of KML to pay dividends, are beyond the ability of KML to control or predict. As noted above, the forward-looking statements in this release are based on a number of material assumptions, including among others those discussed in this press release or inherent in the factors highlighted below. Among other things, specific factors that could cause actual results to differ from those indicated in the forward-looking statements provided in this news release include, without limitation: KML’s inability to receive shareholder approvals for the proposed reduction in stated capital and the reverse stock split, which are required before KML can pay the proposed return of capital; changes in demand for KML's services; issues, delays or stoppages associated with major expansion projects; significant unanticipated cost increases or required capital expenditures; the breakdown or failure of equipment, pipelines and facilities, releases or spills, operational disruptions or service interruptions; the ability of KML's counterparties to perform; the ability of KML to access sufficient external sources of financing, and the cost of such financing; and changes in the regulatory environment.
The foregoing list should not be construed to be exhaustive. In addition to the foregoing, important additional information respecting the material assumptions, expectations and risks applicable to forward-looking statements included in this news release are set out in KML’s Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors,” “Information Regarding Forward-Looking Statements,” “Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere) and KML’s subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov, under KML's profile on SEDAR at

www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com. Shareholders and prospective investors are urged to review and carefully consider such information prior to making any investment decision in respect of KML's restricted voting shares. The risk factors applicable to KML could cause actual results to vary materially from those contained in any forward-looking statements. KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statements included in this release.

Non-GAAP Financial Measures
KML's financial information has been prepared in accordance with United States generally accepted accounting principles (GAAP). In addition to using measures prescribed by GAAP, this news release includes references to DCF (both in the aggregate and per share), net income before interest expense, taxes, depreciation, depletion and amortization (DD&A) and adjusted for Certain Items (Adjusted EBITDA), segment earnings before DD&A and Certain Items (Segment EBDA before Certain Items) and Adjusted Earnings, all of which are financial measures that do not have any standardized meaning as prescribed by GAAP (non-GAAP measures). DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings should not be considered alternatives to GAAP net cash provided by operating activities, net income or Segment EBDA, respectively, computed under GAAP or any other GAAP measures, and such non-GAAP measures have important limitations as analytical tools. The computations of DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings may differ from similarly titled measures used by others. Accordingly the use of such terms may not be comparable to similarly defined measures presented by other entities and investors should not consider these non-GAAP measures in isolation or as a substitute for an analysis of results reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.
Discontinued Operations are included in our non-GAAP measures in the accompanying tables for the periods presented until the close of the Trans Mountain transaction on August 31, 2018. They are identified in the footnotes to those tables so that each respective non-GAAP measure can be reconciled to its most directly comparable GAAP measure.
Certain Items are items that are required by GAAP to be reflected in net income, but typically either (i) do not have a cash impact (for example, unrealized and realized foreign exchange gains and losses on the KMI loans and asset impairments), or (ii) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain gains or losses on asset sales, divestiture costs, legal settlements and casualty losses).
DCF is net income before DD&A adjusted for (i) income tax expense and cash income taxes (paid) refunded; (ii) sustaining capital expenditures; and (iii) Certain Items. DCF is an important performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate our ability to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as distributions or expansion capital expenditures. KML uses this performance measure and believes it provides users of its financial statements a useful performance measure reflective of our ability to generate cash earnings to supplement the comparable GAAP measure. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income. DCF per Restricted Voting Share is DCF divided by average outstanding Restricted Voting Shares, including stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. The Company believes that Segment EBDA before Certain Items is a useful measure of operating performance because it measures segment operating results before DD&A and certain expenses that are generally not controllable by the operating managers of the respective business segments, such as general and administrative expense, interest expense, income tax expense, and, prior to their pay off in the second quarter of 2017, the foreign exchange losses (or gains) on the KMI loans. General and administrative expenses include such items as employee benefits, insurance, rentals, certain litigation expenses, and shared corporate services including accounting, information technology, human resources and legal services. Until we sold Trans Mountain, certain general and administrative costs attributable to Trans Mountain were billable as flow through items to shippers and resulted in incremental revenues. Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, as applicable, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is used by the Company and external users of its financial statements, in conjunction with net debt, to evaluate certain leverage metrics. Adjusted EBITDA is EBITDA adjusted for Certain Items, as applicable. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. The Company evaluates adjusted EBTIDA in total and does not allocate Adjusted EBITDA amongst equity interest holders as it views Adjusted EBITDA as a measure against our overall leverage.
Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income.
Reconciliations of each of the foregoing non-GAAP measures have been provided in the financial tables set out below.

CONTACTS
Media Relations	Investor Relations
(866) 775-5789	(800) 315-0578
media@kindermorgancanadalimited.com	kml_ir@kindermorgancanadalimited.com
www.kindermorgancanadalimited.com

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017		2018	2017
Revenues	$94.3	$85.9		$278.6	$263.9
Costs, expenses and other
Operations and maintenance	39.2	39.0		116.8	124.8
Depreciation and amortization	21.1	19.3		61.1	53.7
General and administrative	7.1	7.6		26.6	22.2
Taxes, other than income taxes	1.4	1.7		4.0	5.3
Other (income) expense, net	(0.9)	0.8		(9.3)	3.0
	67.9	68.4		199.2	209.0

Operating income	26.4	17.5		79.4	54.9

Other income (expense)
Interest, net	6.1	2.0		6.1	(4.6)
Foreign exchange loss	(0.6)	(2.0)		(0.4)	(5.3)
Other, net	(0.4)	—		(0.4)	0.7

Income from continuing operations before income taxes	31.5	17.5		84.7	45.7

Income tax expense	(9.3)	(7.7)		(25.0)	(17.7)

Income from continuing operations	22.2	9.8		59.7	28.0

Income from Discontinued Operations, net of tax (1)	1,327.2	32.6		1,347.8	86.3

Net income	1,349.4	42.4		1,407.5	114.3

Preferred share dividends	(7.2)	(2.0)		(21.6)	(2.0)

Net income attributable to KMI interest	(940.7)	(28.7)		(971.8)	(96.4)

Net income available to restricted voting stockholders	$401.5	$11.7		$414.1	$15.9

Restricted Voting Shares
Basic and diluted earnings per restricted voting share from Continuing Operations	$0.05	0.02		$0.11	0.06
Basic and diluted earnings per restricted voting share from Discontinued Operations (1)	$3.78	0.09		$3.85	0.16

Basic and diluted weighted average restricted voting shares outstanding	104.3	103.0		103.9	72.1

Declared dividend per restricted voting share	$0.1625	0.1625		$0.4875	0.2196

Segment EBDA			% change			% change
Pipelines	$9.0	$2.4	275%	$25.5	$9.4	171%
Terminals	44.6	39.5	13%	140.8	116.6	21%
Total Segment EBDA from Continuing Operations	$53.6	$41.9	28%	$166.3	$126.0	32%

Notes
(1) Represents income from TMPL and TMEP and related assets ("Disposal Group") prior to the closing of the Trans Mountain Transaction on August 31, 2018, including a gain of $1,308.0 million, net of tax.

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% change	2018	2017	% change
Segment EBDA before certain items (1) (2)
Pipelines	$50.3	$58.5	(14)%	$182.8	$169.0	8%
Terminals	52.5	52.7	—%	163.3	159.1	3%
Subtotal	102.8	111.2	(8)%	346.1	328.1	5%

DD&A (2)	(32.9)	(37.2)		(107.9)	(107.6)
General and administrative and corporate charges (1) (2)	(13.6)	(16.1)		(51.1)	(47.9)
Interest, net (1) (2) (3)	9.8	(1.3)		13.1	(10.9)
Subtotal	66.1	56.6		200.2	161.7

Book taxes (1) (2)	(21.9)	(14.6)		(57.9)	(43.8)
Net Income before Certain Items ("Adjusted Earnings")	44.2	42.0		142.3	117.9

Certain items
Foreign exchange loss on the KMI Loans (4)	—	0.6		—	(2.4)
Gain on divestitures, net (5)	1,228.9	—		1,174.4	—
Other	—	(0.1)		—	(2.6)
Subtotal certain items before tax	1,228.9	0.5		1,174.4	(5.0)
Book tax certain items	76.3	(0.1)		90.8	1.4
Total certain items	1,305.2	0.4		1,265.2	(3.6)
Net income	1,349.4	42.4		1,407.5	114.3
Preferred share dividends	(7.2)	(2.0)		(21.6)	(2.0)
Net income attributable to KMI interest	(940.7)	(28.7)		(971.8)	(96.4)
Net income available to restricted voting stockholders	$401.5	$11.7		$414.1	$15.9

Net income	$1,349.4	$42.4		$1,407.5	$114.3
Total certain items	(1,305.2)	(0.4)		(1,265.2)	3.6
Adjusted earnings	44.2	42.0		142.3	117.9
DD&A	32.9	37.2		107.9	107.6
Total book taxes	21.9	14.6		57.9	43.8
Cash taxes	(0.1)	0.3		(8.4)	—
Preferred share dividends	(7.2)	(2.0)		(21.6)	(2.0)
Sustaining capital expenditures	(11.1)	(14.9)		(28.7)	(27.3)
DCF (6)	80.6	$77.2		249.4	$240.0
DCF to KMI interest	(56.5)	(54.2)		(174.9)	(208.5)
U.S. cash taxes attributable to restricted voting stockholders	—	(0.8)		(0.9)	(0.8)
DCF to restricted voting stockholders	$24.1	$22.2		$73.6	$30.7

Weighted average restricted voting shares outstanding for dividends (7)	104.9	103.6		104.6	103.4

DCF per restricted voting share (8)	$0.230	0.214		$0.704	0.297
Declared dividend per restricted voting share	$0.1625	0.1625		$0.4875	0.2196

Adjusted EBITDA (9)	$89.2	$95.1		$295	$280.2

Notes (In millions of Canadian dollars)
(1)
Excludes certain items:
3Q 2018 - Pipelines $1,167.3, Terminals $0.5, general and administrative $1.6, interest expense $59.5, book tax $76.3
3Q 2017 - General and administrative $(0.1), book tax $(0.1)
YTD 2018 - Pipelines $1,167.3, Terminals $9.5, general and administrative $(1.4), interest expense $(1.0), book tax $90.8
YTD 2017 - General and administrative $(2.6), book tax $1.4

(2)
Includes the following discontinued operations:
3Q 2018 - Pipelines $(1,208.6), Terminals $(8.4), DD&A $11.8, general and administrative $4.9, interest expense $(63.2), book tax $(63.7)
3Q 2017 - Pipelines $(56.1), Terminals $(13.2), DD&A $17.9, general and administrative $8.6, interest expense $3.3, book tax $7.0
YTD 2018 - Pipelines $(1,324.6), Terminals $(32.0), DD&A $46.8, general and administrative $25.9, interest expense $(6.0), book tax $(57.9)
YTD 2017 - Pipelines $(159.6), Terminals $(42.5), DD&A $53.9, general and administrative $28.3, interest expense $6.3, book tax $24.7

(3)	For the periods prior to our May 30, 2017 initial public offering, amounts primarily represented interest expense on the KMI loans that were repaid in 2Q 2017.
(4)	2017 amounts primarily represent foreign currency loss on the U.S. dollar denominated KMI loans.
(5)	2018 amounts primarily represent pre-tax gains on Trans Mountain Transaction and other 2Q divestiture, net of related costs.
(6)	Includes capitalized equity financing costs of: 3Q 2018 - $9.7 3Q 2017 - $7.8 YTD 2018 - $34.8 YTD 2017 - $19.6
(7)
Includes stock awards of restricted voting shares that participate in dividends. Also, the 2017 weighted average restricted voting shares outstanding for dividends calculation is based on the actual days in which the shares were outstanding for the period from May 30, 2017 to June 30, 2017. Therefore, the amounts differ from the GAAP weighted average restricted voting shares outstanding from the date of our formation.

(8)
YTD 2017 represents DCF per restricted voting share, including capitalized equity financing costs of $3.0 million, for the period from the May 30, 2017 initial public offering through September 30, 2017. If KML had been a public company for the entire nine month periods ended September 30, 2017, DCF per the combined 345 million of restricted and special voting shares would have been $0.69.

(9)	Net income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

Reconciliation of Net Income to Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$1,349.4	$42.4	$1,407.5	$114.3
Total certain items	(1,305.2)	(0.4)	(1,265.2)	3.6
DD&A	32.9	37.2	107.9	107.6
Total book taxes before certain items (2)	21.9	14.6	57.9	43.8
Interest, net before certain items(2)	(9.8)	1.3	(13.1)	10.9
Adjusted EBITDA	$89.2	$95.1	$295.0	$280.2

Volume Highlights
(Historical pro forma for acquired assets)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Pipelines
Trans Mountain (MBbl/d - mainline throughput)(1)	292	319	291	309
Puget Sound (MBbl/d - mainline throughput)(1)	145	175	157	167
Canadian Cochin (MBbl/d - mainline throughput)	82	84	85	86

Terminals
Liquids Leasable Capacity (MMBbl)	9.4	7.3	9.4	7.3
Liquids Utilization %	93%	100%	93.3%	100%
Bulk Transload Tonnage (MMtons) (1)	1.1	1.2	2.9	3.2

Notes
(1)	Includes throughput until closing of the transaction, August 31, 2018.
(2)	Includes KML's share of Joint Venture tonnage.

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Balance Sheets
(Unaudited)
(In millions of Canadian dollars)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$4,350.1	$110.7
Current assets held for sale (1)	—	192.7
Other current assets	56.7	37.2
Property, plant and equipment, net	985.3	988.4
Long-term assets held for sale (1)	—	3,050.4
Deferred charges and other assets	9.2	73.3
TOTAL ASSETS	$5,401.3	$4,452.7

LIABILITIES AND EQUITY
Liabilities
Credit facility	$—	$—
Current liabilities held for sale (1)	—	207.3
Other current liabilities (2)	412.0	91.0
Long-term liabilities held for sale (1)	—	163.2
Other long-term liabilities (2)	70.4	353.6
Total liabilities	482.4	815.1

Equity
Other equity	1,856.4	1,474.7
Accumulated other comprehensive loss	—	(8.8)
Total KML equity	1,856.4	1,465.9
KMI interest	3,062.5	2,171.7
Total equity	4,918.9	3,637.6
TOTAL LIABILITIES AND EQUITY	$5,401.3	$4,452.7

Net Debt (Cash)	$(4,350.1)	$(110.7)

Net Debt (Cash) including 50% of KML preferred shares (3)	$(4,075.1)	$164.3

	Adjusted EBITDA Twelve Months Ended
	September 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2018	2017
Net income	$1,453.9	$160.7
Total certain items	(1,265.0)	3.8
DD&A	142.6	142.4
Total book taxes before certain items	79.7	65.6
Interest, net before certain items	(8.1)	15.8
Adjusted EBITDA (4)	$403.1	$388.3

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	(10.1)	0.4

Notes (In millions of Canadian dollars)
(1)
Amounts related to Trans Mountain are presented as held for sale as of December 31, 2017 in accordance with GAAP. These assets and liabilities were not actually being held for sale at that point in time.

(2)	Includes impact to accrued taxes and deferred income taxes resulting from the Trans Mountain Transaction.
(3)	September 30, 2018 and December 31, 2017 amount includes: $275 million representing 50% of our preferred stock, which is included in Other equity.
(4)	Includes discontinued operations of $224.1 million and $234.5 million for the twelve months ended September 30, 2018 and December 31, 2017 respectively.